UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported)
                                February 11, 2000

                         e-Net Financial.Com Corporation
             (Exact name of registrant as specified in its charter)

     Nevada                         0-24512                      84-1273503
(State or other
 jurisdiction                     (Commission                   (IRS Employer
of incorporation                  File Number)               Identification No.)

              3200 Bristol Street, Suite 700, Costa Mesa, CA 92626
                    (Address of principal executive offices)

               Registrant's telephone number, including area code
                                 (714) 557-2222

                              e-Net.Com Corporation
          (Former name or former address, if changed since last report)

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ITEM 2. ACQUISITION OF DISPOSITION OF ASSETS

a. On or about February 7, 2000 e-Net Financial.Com Corporation (the Company) acquired Titus Real Estate LLC, the management company for Titus Capital Corporation, a California REIT.

     All assets, including but not limited to, tangible ones such as computers, servers, and related telecommunications equipment, as well as non-tangible assets such as contracts, on-going business relationships, and "goodwill," are included in the acquisition.

     The Company is paying three hundred thousand shares (300,000), of the Company's Common Stock, and one hundred thousand (100,000) shares of the Company's Preferred Stock, Convertible at ten to one, for the acquisition. The Preferred Stock is both callable and convertible.


     The value of the Company's Common Stock, as of a recent date was $10.00 per share, or $3,000,000 for 300,000 shares. The value of the Preferred Convertible (at 10:1) stock is $100 per share (since each share is convertible to ten $10 shares) or $10,000,000.

     The total, $13,000,000, represents approximately 4 times the projected annual earnings of the acquisition and is estimated to be approximately 80% of the total investment necessary to operate Titus over the projected period.

     Many of the assets acquired are computer hardware and software, and basic office equipment. These are used by Titus in its business of managing Titus Capital Corporation, a California REIT. It is the Company's intention to continue and expand this business. The equipment will be used for the same purposes. The Registrant does not intend to make any material changes in the operations of the Acquired Company.

b. On February 15, 2000, the Company finalized its acquisition of Loan Net Mortgage, Inc. Loan Net Mortgage, Inc. is a new mortgage company that has three offices in Kentucky, and Indiana and is in the process of becoming licensed in Tennessee.

     The Company acquired all of the outstanding common stock, 1,600 shares, held by the former owners: James M. Cunningham, an individual, Joni Baquerizo, an individual, and The Mortgage Store, LLC, a Tennessee corporation, in exchange for 250,000 unregistered shares of the Company's Common Stock. In addition to the Common Stock, Loan Net has issued and outstanding 400 shares of 8% non-cumulative preferred stock. The preferred stock is non-convertible and is not part of this transaction and ownership will therefore remain with its existing shareholders.

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     The value of the Company's Common Stock, as of a recent date was $10.00 per share, or $2,500,000 for 250,000 shares.

     The total, $2,500,000, represents approximately 2.5 times the projected annual earnings of the acquisition and is estimated to be approximately 90% of the total investment necessary to operate Loan Net over the projected period.

     Many of the assets acquired are computer hardware and software, real estate leases, on-going business relationships, basic office equipment, and goodwill. These are used by Loan Net in its business of brokering real estate mortgage loans. It is the Company's intention to continue and expand this business. The assets and equipment will be used for the same purposes. The Registrant does not intend to make any material changes in the operations of the Acquired Company.


Item 5. Other Events.

The Company has changed its name to e-Net Financial.Com Corporation. This change was made to better reflect the high tech, internet orientation of the Company and to avoid confusion with other companies with a similar name.

Item 7. Financial Statements, Proforma Financial Information, and Exhibits

a.   Financial Statements of Businesses Acquired

          The required financial statements are not currently available. Pursuant to paragraph (a) (4) of Item 7, the required statements will be filed as soon as practicable, but not later than 60 days after the date this Form 8-K is required to be filed.

b.   Proforma Financial Information

          The required pro forma financial information is not currently available. Pursuant to paragraph (b) (2) of Item 7, the required proforma financial information will be filed as soon as practicable, but not later than 60 days after the date this Form 8-K is required to be filed.

c.   Exhibits -

          3.1  Amended Articles of Incorporation

          10 Purchase Agreement between Titus and e-Net Financial.Com Corporation dated February 7, 2000.

          10.1 Purchase Agreement between James M. Cunningham, an individual, Joni Baquerizo, an individual, and The Mortgage Store, LLC, a Tennessee corporation and e-Net Financial Corporation dated February 14, 2000 for VPN.

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Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date February 20, 2000                      e-Net Financial.Com Corporation

                                            /s/ Michael Roth
                                            ----------------
                                            Michael Roth, President